Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Sector Series Inc.:
We consent to the reference to our firm under the heading
"Auditors" in the Statement of Additional Information for the Smith Barney Global Biotechnology Fund, Smith Barney Global Media
& Telecommunications Fund and the Smith Barney Global Technology
Fund of Smith Barney Sector Series Inc.

/s/ KPMG LLP
KPMG LLP
New York, New York
August 14, 2000
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